Exhibit 99.1

Emerald Reports 2020 Financial Results

NEW YORK, N.Y. – February 18, 2021 – Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences, marketing and B2B software solutions, today reported financial results for the year ended December 31, 2020.

Highlights

•	Fourth quarter and full year results negatively impacted by event cancellations due to the COVID-19 pandemic
•

Impact of revenue declines on operating income partially offset by claim payments received under Emerald’s event cancellation insurance policy.  Emerald is actively pursuing collection of the remaining unpaid amounts of filed insurance claims for its cancelled 2020 events, in addition to claims for its cancelled 2021 events.

•

To date, Emerald has submitted $167.4 million in claims, which represents the net amount of budgeted gross revenues less avoided costs for impacted or cancelled events previously scheduled to take place in 2020

•	Insurance claim payments received to date total $107.0 million, of which $89.1 million was received in 2020 and $17.9 million was received in the first quarter of 2021
•	Additional $5.3 million in insurance claim payments recently approved and pending receipt
•

Emerald expects to submit incremental event cancellation insurance claims for events that were originally scheduled to take place in the first half of 2021, but have been cancelled or otherwise impacted

•	Net loss of $633.6 million for full year 2020, compared to net loss of $50.0 million for full year 2019
•	Full year 2020 and 2019 net loss included non-cash charges of $680.2 million and $86.1 million, respectively, related to impairment of goodwill and certain intangible assets
•

Adjusted EBITDA, a non-GAAP measure, of $71.9 million for full year 2020, compared to $127.8 million for full year 2019 (Refer to Schedule 2 for a reconciliation to net income, the most directly comparable GAAP measure)

•

Adjusted Net income, a non-GAAP measure, of $40.4 million for full year 2020, compared to $67.3 million for full year 2019 (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure)

•

Completed the acquisition of PlumRiver, LLC (“PlumRiver”) on December 31, 2020, for initial consideration of $30.0 million in cash and $4.4 million in stock, plus deferred and potential contingent consideration of up to $13.0 million, subject to achievement of milestones and financial performance targets.  PlumRiver, a leading provider of SaaS technology that streamlines the wholesale buying process for both brands and retail buyers, is expected to create a digital, year-round transactional platform for Emerald’s customers

•	Emerald ended 2020 with $295.3 million in cash and full availability of its $150 million revolving credit facility

Fourth Quarter and Full Year 2020 Financial Performance

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019	Change	% Change	2020	2019	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$12.2	$44.9	$(32.7)	(72.8%)	$127.4	$360.9	$(233.5)	(64.7%)
Net loss	$(58.1)	$(68.2)	$10.1	14.8%	$(633.6)	$(50.0)	$(583.6)	NM
Net cash provided by (used in) operating activities	$5.6	$16.2	$(10.6)	(65.4%)	$(37.1)	$67.8	$(104.9)	NM
Diluted loss per share	$(0.91)	$(0.96)	$0.05	5.2%	$(9.07)	$(0.70)	$(8.37)	NM

Non-GAAP measures:
Adjusted EBITDA	$18.3	$(1.5)	$19.8	NM	$71.9	$127.8	$(55.9)	(43.7%)
Adjusted Net (Loss) Income	$(1.6)	$(6.9)	$5.3	NM	$40.4	$67.3	$(26.9)	(40.0%)
Adjusted Diluted EPS	$(0.02)	$(0.10)	$0.08	NM	$0.56	$0.93	$(0.37)	(39.6%)
Free Cash Flow	$4.7	$14.1	$(9.4)	(66.7%)	$(41.1)	$63.9	$(105.0)	NM

Hervé Sedky, Emerald’s President and Chief Executive Officer, commented, “I am thrilled to have joined Emerald given its  portfolio of industry leading shows combined with the opportunity that I see for the business and the trade show industry in the years to come. Additionally, the strategic initiatives implemented by our management team over the last 18 months are exactly what I believe was necessary to position Emerald for a return to organic growth while expanding the business into new, digital offerings to enhance customer engagement.  I am excited to build on these initiatives as we focus Emerald on three key pillars to drive value. First, we will continue to keep our customers at the center of everything that we do as we work to deliver solutions that meet their needs.  Second, we must ensure that we engage with our customers 365 days a year and our acquisition of PlumRiver will enhance the meaningful steps that Emerald has taken to expand its digital presence this past year. Lastly, we will continue to thoughtfully grow our portfolio through both new show launches and acquisitions that expand our scale in those sectors and solutions that are complementary to our existing portfolio.”

David Doft, Emerald’s Chief Financial Officer, added, “Over the last year, we have taken meaningful steps to improve our operations.  We reorganized our sales and marketing functions, developed a consolidated customer data hub so that we can better understand and serve our customers’ interests and needs, reduced our expense structure, and meaningfully improved our liquidity through our $400 million capital raise. This has positioned Emerald for the next phase of our strategic turnaround plan focused on investment and growth. Our acquisition of PlumRiver is a key step in our plan to bring buyers and sellers together in a digital environment, year-round, and provide them with a platform where they can transact. PlumRiver is expected to meaningfully enhance our digital initiatives and is just one of the exciting investment opportunities that we have in front of us as we work to expand our business in the year ahead. That said, we will remain disciplined on expenses and manage our liquidity carefully as the trade show industry slowly recovers.”

COVID-19 Operational and Expected Insurance Recovery Update

Emerald remains focused on the health and safety of its employees and customers given this ongoing, unprecedented environment.  Substantially all employees continue to work in a remote environment and Emerald is actively engaging the Company’s communities with new on-line offerings while planning for future events.

The rapid spread of COVID-19 and the resulting limitations placed on travel and gatherings have had a material impact on Emerald’s ability to deliver large, in-person experiences which has necessitated substantial show calendar changes. To date, Emerald has cancelled a total of 108 events.  Of the 108 cancelled events, 94 were scheduled to stage in 2020, representing $230.6 million of 2019 revenues, and 14 were scheduled to stage in the first half of 2021, representing $87.6 million of 2020 revenues.

Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events due to certain covered causes. Specifically, these causes include event cancellation caused by the outbreak of communicable diseases, including COVID-19. Emerald’s policy provides coverage for the budgeted amount of gross revenues (less avoided costs, plus certain costs relating to the taking of remedial action) for each of the Company’s individual events and conferences occurring within a calendar year. The aggregate limit under this event cancellation insurance policy is approximately $191.1 million in 2020 and $191.4 million in 2021, if losses arise for reasons within the scope of this policy.

In addition to this primary policy, Emerald maintains a separate event cancellation insurance policy for the Surf Expo Summer 2020 and Surf Expo Winter 2021 shows, with respective coverage limits of $6 million and $7.7 million.

The Company has submitted insurance claims for each of its 2020 cancelled shows. For events previously scheduled to take place in 2020, Emerald has submitted approximately $167.4 million in claims, which represents the net amount of expected gross revenues less avoided costs for cancelled events. Insurance claim payments received to date total $107.0 million, of which $89.2 million was received in 2020, and $17.8 million was received in January 2021. An additional $5.3 million of claim payments was recently approved and is pending receipt.  The Company expects to submit additional claims over the next several weeks representing events cancelled or otherwise impacted in the first half of 2021.  Emerald is actively pursuing collection of the remaining unpaid amounts of filed insurance claims for its cancelled 2020 events, in addition to claims for its cancelled 2021 events.

While there is no guarantee or assurance as to the amount or timing of future recoveries from Emerald’s event cancellation insurance policies, the Company believes that all shows that have been cancelled or postponed due to COVID-19 to date should qualify as covered losses with respect to these event cancellation insurance policies.

Financial & Operational Results, Quarter Year Ended December 31, 2020

For the fourth quarter of 2020, Emerald reported revenues of $12.2 million compared to revenues of $44.9 million for the fourth quarter of 2019, a decrease of $32.7 million, or 72.8%. The decrease primarily reflected a $32.7 million reduction from the cancellation of substantially all fourth quarter events due to the COVID-19 crisis, most notably Boutique Design New York, Healthcare Design Expo, Photoplus East and Medtrade. Discontinued events representing $1.2 million of fourth quarter 2019 revenues also impacted fourth quarter 2020 results. Organic revenues for the fourth quarter of 2020, which exclude cancelled events, increased $1.0 million, or 9.1%, as compared to the prior year fourth quarter due to new virtual event launches, partially offset by lower print and digital advertising revenues.

The Company recognized a net loss of $58.1 million for the fourth quarter of 2020 compared to a net loss of $68.2 million for the fourth quarter of 2019. The Company recorded $42.7 million of Other Income during the fourth quarter as a result of the receipt or confirmation of event cancellation insurance claims proceeds related to events cancelled in the second half of 2020.  In the fourth quarter of 2020, in connection with the performance of its annual goodwill impairment assessment, the Company recorded a $39.4 million non-cash charge and a $17.4 million non-cash charge related to impairment of certain trade names and customer relationships, respectively. In the fourth quarter of 2019, the Company performed its annual goodwill impairment assessment and recorded a $59.8 million non-cash charge related to the impairment of goodwill.

For the fourth quarter of 2020, Adjusted EBITDA was $18.3 million, compared to negative $1.5 million for the fourth quarter of 2019.  The increase in Adjusted EBITDA of $19.8 million was mainly due to the recognition of $42.7 million in Other Income related to event cancellation insurance claim proceeds received or confirmed, offset by the COVID-19 related cancellation of 19 fourth quarter events, representing prior year fourth quarter Adjusted EBITDA of $18.2 million. Fourth quarter 2020 Adjusted EBITDA also reflected the cost savings measures implemented throughout the year. The Company’s Adjusted EBITDA throughout 2020 has been and will continue in 2021 to be heavily impacted by the timing and receipt of approved claim payments under the Company’s event cancellation insurance policy.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 2 for a reconciliation of Adjusted EBITDA to net loss (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Financial & Operational Results, Year Ended December 31, 2020

For 2020, Emerald reported revenues of $127.4 million compared to revenues of $360.9 million for the fiscal 2019, a decrease of $233.5 million, or 64.7%. The decrease primarily reflected a $230.6 million reduction from the cancellation of substantially all events scheduled to stage since March due to the COVID-19 crisis. Discontinued events representing $6.7 million of 2019 revenues also impacted fiscal 2020 results. The G3 Communications (“G3”) acquisition, which closed in the fourth quarter of 2019, contributed $7.2 million of incremental revenue in the 2020. Organic revenues for 2020, which exclude cancelled events, declined $3.4 million, or 2.8%, as compared to the prior year due to lower print and digital advertising revenues, partially offset by new virtual event launches.

The Company incurred a net loss of $633.6 million for fiscal 2020 compared to a net loss of $50.0 million for fiscal 2019.  The Company recorded $107.0 million of Other Income during fiscal 2020 as a result of the receipt or confirmation of event cancellation insurance claims proceeds related to events cancelled in March through December of 2020.  In fiscal 2019, the Company recorded Other Income of $6.1 million from cancellation insurance proceeds related to the forced cancellation of Surf Expo and ISS Orlando due to Hurricane Dorian. During fiscal 2020, in connection with a triggering event caused by the anticipated impact of the COVID-19 crisis on the travel and events industry, the Company’s forecasted results and the market value of its common stock, the Company performed an interim goodwill impairment assessment and recorded a $564.0 million non-cash charge related to the impairment of goodwill and a $59.4 million non-cash charge related to impairment of certain trade names and customer-relationship intangible assets. In fiscal 2020, as a result of the performance of its annual goodwill impairment assessment, the Company recorded a $39.4 million non-cash charge and a $17.4 million non-cash charge related to impairment of certain trade names and customer relationships, respectively. During fiscal 2019, the Company performed its annual goodwill impairment assessment and recorded a $59.8 million non-cash charge related to the impairment of goodwill. In addition, as a result of a triggering event caused by reduced performance expectations in fiscal 2019, the Company recorded a $26.3 million non-cash charge related to the impairment of certain trade names, customer relationships and goodwill.

For fiscal 2020, Adjusted EBITDA was $71.9 million, compared to $127.8 million for fiscal 2019. The decrease in Adjusted EBITDA of $55.9 million was mainly due to the COVID-19 related cancellation of 94 events scheduled to take place in 2020, representing prior year Adjusted EBITDA of $141.8 million, offset by the recognition of $107.0 million more in Other Income related to event cancellation insurance claims proceeds confirmed or received in fiscal 2020. Fiscal 2020 Adjusted EBITDA also reflected the combined effect of lower Organic revenues, offset by the cost savings measures implemented throughout the year. The Company’s Adjusted EBITDA has been and will continue to be heavily impacted by the timing and receipt of approved claim payments under the Company’s event cancellation insurance policy.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 2 for a reconciliation of Adjusted EBITDA to net loss (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash provided by operating activities was $5.6 million in the fourth quarter of 2020, compared to cash provided by operating activities of $16.2 million in the comparable period of the prior year, largely reflecting receipt of $34.3 million in event cancellation insurance proceeds and the Company’s close management of operating cash flows given the challenging circumstances presented by the COVID-19 pandemic, partially offset by $12.0 million in refunds paid during the fourth quarter and the decline in cash receipts due to the cancellation of upcoming events. As a result of refunds paid as well as additional event cancellations during the quarter, as of December 31, 2020, cancelled event liabilities were $25.9 million as compared to $24.9 million at September 30, 2020.

Capital expenditures were $0.9 million for the fourth quarter of 2020, compared to $2.1 million for the fourth quarter of 2019.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was an inflow of $4.7 million in the fourth quarter of 2020, compared to $14.1 million in the fourth quarter of 2019.

Emerald acquired EDspaces and PlumRiver in the fourth quarter of 2020 for an aggregate amount of $37.7 million, consisting of initial cash payments of $33.3 million plus the issuance of 805,948 shares of the Company’s common stock.  Given the cash outflow for the acquisition, Emerald ended the fourth quarter of 2020 with $295.3 million of cash as compared to the third quarter of 2020’s cash balance of $326.7 million.

Net cash used in operating activities was $37.1 million in fiscal 2020, compared to cash provided by operating activities of $67.8 million in the comparable period of the prior year, largely reflecting $75.3 million in refunds paid during year and the decline in cash receipts due to the cancellation of upcoming events, partially offset by the receipt of $89.1 million in event cancellation insurance proceeds and the Company’s close management of operating cash flows given the challenging circumstances presented by the COVID-19 pandemic.

Capital expenditures were $4.0 million for fiscal 2020, compared to $3.9 million for the fiscal 2019.

Free Cash Flow, which the Company defines as net cash used in or provided by operating activities less capital expenditures, was an outflow of $41.1 million in fiscal 2020, compared to an inflow of $63.9 million in fiscal 2019.

For a discussion of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash (used in) provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Conference Call Webcast Details

As previously announced, the Company will hold a conference call to discuss its fourth quarter 2020 results at 11:00am EDT on Thursday, February 18, 2021.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13716204. The replay will be available until 11:59 pm (Eastern Time) on February 25, 2021.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charge, (vii) material show scheduling adjustments, and (viii) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) stock-based compensation, (ii) deferred revenue, (iii) goodwill and other intangible asset impairment charges, (iv) other items that management believes are not part of our core operations, (v) amortization of deferred financing fees and discount, (vi) amortization of acquired intangible assets and (vii) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of acquired intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 on our business; our ability to recover insurance proceeds under current policies; the timing of any such recoveries and our ability to obtain similar event cancellation insurance in the future; the timing for rescheduled trade show events; our ability to successfully integrate the PlumRiver acquisition; and the benefits of our cost reduction initiatives. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of Loss and Comprehensive Loss

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues	$12.2	$44.9	$127.4	$360.9
Other income	42.7	-	107.0	6.1
Cost of revenues	10.5	17.4	57.6	120.2
Selling, general and administrative expense	29.8	31.5	118.6	133.4
Depreciation and amortization expense	11.4	12.7	48.6	52.0
Goodwill impairment charges	39.4	59.8	603.4	69.1
Intangible asset impairment charges	17.4	-	76.8	17.0
Operating loss	(53.6)	(76.5)	(670.6)	(24.7)
Interest expense, net	4.1	7.0	20.6	30.3
Loss before income taxes	(57.7)	(83.5)	(691.2)	(55.0)
Provision for (Benefit from) income taxes	0.4	(15.3)	(57.6)	(5.0)
Net loss and comprehensive loss attributable to Emerald Holding, Inc.	$(58.1)	$(68.2)	$(633.6)	$(50.0)
Accretion on 7% Series A Convertible Participating Preferred stock	(7.1)	-	(14.1)	-
Net loss and comprehensive loss attributable to Emerald Holding, Inc. common shareholders	$(65.2)	$(68.2)	$(647.7)	$(50.0)
Basic loss per share	$(0.91)	$(0.96)	$(9.07)	$(0.70)
Diluted loss per share	$(0.91)	$(0.96)	$(9.07)	$(0.70)
Basic weighted average common shares outstanding	71,413	71,349	71,431	71,719
Diluted weighted average common shares outstanding	71,413	71,349	71,431	71,719

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	December 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$295.3	$9.6
Trade and other receivables, net of allowances of $1.1 million and $0.7 million, as of December 31, 2020 and 2019, respectively	30.7	60.1
Insurance receivables	17.8	-
Prepaid expenses	8.5	24.0
Total current assets	352.3	93.7
Noncurrent assets
Property and equipment, net	3.9	4.2
Intangible assets, net	275.0	373.8
Goodwill	404.3	980.3
Right-of-use assets	16.0	18.3
Other noncurrent assets	2.9	1.4
Total assets	$1,054.4	$1,471.7
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$31.1	$22.2
Cancelled event liabilities	25.9	-
Deferred revenues	48.6	187.3
Revolving credit facility	-	10.0
Right-of-use liabilities, current portion	4.3	4.1
Term loan, current portion	5.7	5.7
Total current liabilities	115.6	229.3
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	515.3	519.7
Deferred tax liabilities, net	1.9	60.0
Right-of-use liabilities	13.4	15.7
Other noncurrent liabilities	13.8	6.8
Total liabilities	660.0	831.5
Commitments and contingencies
Shareholders’ equity
Series A Convertible Participating Preferred stock, $0.01 par value; 80,000 authorized at December 31, 2020 and 2019; 71,445 issued and outstanding at December 31, 2020 and no shares issued or outstanding at December 31, 2019	0.7	-
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 72,195 and 71,352 at December 31, 2020 and 2019, respectively	0.7	0.7
Additional paid-in capital	1,089.2	701.1
Accumulated deficit	(696.2)	(61.6)
Total shareholders’ equity	394.4	640.2
Total liabilities and shareholders’ equity	$1,054.4	$1,471.7

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
	2020	2019	$	%	2020	2019	$	%
	(dollars in millions) (unaudited)
Revenues	$12.2	$44.9	$(32.7)	(72.8%)	$127.4	$360.9	$(233.5)	(64.7%)
Add (deduct):
Acquisition revenues	(0.2)	-			(7.2)	-
Discontinued events	-	(1.2)			-	(6.7)
COVID-19 cancellations(1)	-	(32.7)			-	(230.6)
Organic revenues	$12.0	$11.0	$1.0	9.1%	$120.2	$123.6	$(3.4)	(2.8%)

Notes:

(1)

Represents reduction in revenues as a result of the cancellation of certain events in each quarter of fiscal 2020, compared to all events that staged in fiscal 2019, due to COVID-19.  The Company believes the financial impact, net of costs saved, will be partially offset by event cancellation insurance proceeds from pending claims.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(dollars in millions) (unaudited)
Net loss	$(58.1)	$(68.2)	$(633.6)	$(50.0)
Add (deduct):
Interest expense	4.1	7.0	20.6	30.3
Provision for (benefit from) for income taxes	0.4	(15.3)	(57.6)	(5.0)
Goodwill impairment charges(1)	39.4	59.8	603.4	69.1
Intangible asset impairment charges(2)	17.4	-	76.8	17.0
Depreciation and amortization	11.4	12.7	48.6	52.0
Stock-based compensation	2.5	1.6	6.7	7.7
Deferred revenue adjustment	-	0.1	-	0.3
Other items(3)	1.2	0.8	7.0	6.4
Adjusted EBITDA	$18.3	$(1.5)	$71.9	$127.8

Notes:

(1)

For the three months ended December 31, 2020 and 2019, represents non-cash charges of $39.4 million and $59.8 million, respectively, for goodwill in connection with the Company’s annual October 31 testing of goodwill for impairment.

For the year ended December 31, 2020, represents a non-cash charge of $564.0 million for goodwill in connection with the Company’s interim testing of goodwill for impairment and the non-cash charge of $39.4 million for goodwill in connection with the Company’s annual October 31, testing of goodwill for impairment..

For the year ended December 31, 2019, represents a non-cash charge of $9.3 million in connection with the Company’s interim goodwill testing for impairment and a non-cash charge of $59.8 million for goodwill in connection with the Company’s annual testing of goodwill for impairment.

(2)

Intangible asset impairment charges for the three months ended December 31, 2020 represent non-cash charges of $0.6 million and $16.8 million for certain indefinite-lived intangible assets and certain definite-lived intangible assets, respectively, in connection with the Company’s annual October 31, testing of intangibles for impairment.

Intangible asset impairment charges for the year ended December 31, 2020 represent non-cash charges of $46.8 million and $30.0 million for certain indefinite-lived intangible assets and definite-lived intangible assets, respectively, in connection with the Company’s interim testing of intangibles for impairment and non-cash charges of $0.6 million and $16.8 million for certain indefinite-lived and certain definite-lived intangible assets, respectively, in connection with the Company’s annual October 31, testing of intangibles for impairment.

Intangible asset impairment charges for the year ended December 31, 2019 represent non-cash charges of $4.9 million and $12.1 million for certain indefinite-lived intangible assets and certain definite-lived intangible assets, respectively, in connection with the Company’s interim testing of intangibles for impairment.

(3)

Other items for the three months ended December 31, 2020 included: (i) $1.3 million in transaction costs, primarily related to the acquisition of PlumRiver LLC and (ii) $0.7 million in non-recurring legal and consulting fees offset by (iii) $0.8 million reduction to expense related to the remeasurement of contingent consideration.  Other items for the three months ended December 31, 2019 included: (i) $0.3 million in transaction costs in connection with certain acquisition transactions and (ii) $0.5 million in transition costs, including one-time severance and acquisition integration costs.  Other items for the year ended December 31, 2020 included: (i) $4.6 million in transition costs, including one-time severance expense of $2.8 million, (ii) $2.2 million in non-recurring legal, audit and consulting fees and (iii) $1.7 million in transaction costs in connection with certain acquisition transactions offset by (iv) $1.5 million reduction to expense related to the remeasurement of contingent consideration.  Other items for the year ended December 31, 2019 included: (i) $1.4 million in contract termination costs, (ii) $1.2 million in transaction costs in connection with certain acquisition transactions, (iii) $3.6 million in transition costs, including one-time severance and acquisition integration costs and (iv) $0.2 million in non-recurring legal, audit and consulting fees.

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED NET (LOSS) INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net loss	$(58.1)	$(68.2)	$(633.6)	$(50.0)
Add (deduct):
Stock-based compensation	2.5	1.6	6.7	7.7
Deferred revenue adjustment	-	0.1	-	0.3
Goodwill impairment charges(1)	39.4	59.8	603.4	69.1
Intangible asset impairment charges(2)	17.4	-	76.8	17.0
Other items(3)	1.2	0.8	7.0	6.4
Amortization of deferred financing fees and discount	0.4	0.3	1.5	1.4
Amortization of acquired intangible assets	11.0	12.1	46.0	49.6
Tax adjustments related to non-GAAP adjustments(4)	(15.4)	(13.4)	(67.4)	(34.2)
Adjusted Net (Loss) Income	$(1.6)	$(6.9)	$40.4	$67.3
Adjusted basic (loss) earnings per share	$(0.02)	$(0.10)	$0.57	$0.94
Adjusted diluted (loss) earnings per share	$(0.02)	$(0.10)	$0.56	$0.93
Basic weighted average common shares outstanding	71,413	71,349	71,431	71,719
Diluted weighted average common shares outstanding	71,413	71,349	71,485	72,555

Notes:

(1)	Represents non-cash goodwill impairment charges described in Note 1 to Schedule 2 above.
(2)	Represents non-cash intangible asset impairment charges described in Note 2 to Schedule 2 above.
(3)	Represents other items described in Note 3 to Schedule 2 above.
(4)

Reflects application of U.S. federal and state enterprise tax rate of 21.5% and 17.9% for the three months ended December 31, 2020 and 2019, respectively.   For the year ended December 31, 2020, represents the application of U.S. Federal and state enterprise tax rate of 22.9% to non-goodwill impairment related items and the actual tax effect of non-cash goodwill impairment charges of $603.4 million. For the year ended December 31, 2019, represents the application of U.S. Federal and state enterprise tax rate of 22.5%.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Year Ended December31,
	2020	2019	2020	2019
	(dollars in millions) (unaudited)
Net Cash Provided by (Used in) Operating Activities	$5.6	$16.2	$(37.1)	$67.8
Less:
Capital expenditures	0.9	2.1	4.0	3.9
Free Cash Flow	$4.7	$14.1	$(41.1)	$63.9

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO LOSS BEFORE TAXES

	Three Months Ended December 31,		Year Ended Ended December 31,
	2020	2019	2020	2019
	(dollars in millions) (unaudited)
Revenues
Commerce	$4.2	$6.0	$56.9	$184.7
Design and Technology	5.5	30.7	51.2	139.9
All Other	2.5	8.2	19.3	36.3
Total revenues	$12.2	$44.9	$127.4	$360.9

Other Income
Commerce	24.9	-	$70.3	6.1
Design and Technology	16.6	-	32.5	-
All Other	1.2	-	4.2	-
Total other income	$42.7	$—	$107.0	$6.1

Adjusted EBITDA
Commerce	$19.6	$(1.7)	$74.8	$104.2
Design and Technology	11.1	12.3	35.1	55.8
All Other	(0.2)	1.8	2.9	9.1
Subtotal Adjusted EBITDA	$30.5	$12.4	$112.8	$169.1

General corporate and other expenses	(12.2)	(13.9)	(40.9)	(41.3)
Interest expense	(4.1)	(7.0)	(20.6)	(30.3)
Goodwill impairment charges	(39.4)	(59.8)	(603.4)	(69.1)
Intangible asset impairment charges	(17.4)	-	(76.8)	(17.0)
Depreciation and amortization expense	(11.4)	(12.7)	(48.6)	(52.0)
Stock-based compensation expense	(2.5)	(1.6)	(6.7)	(7.7)
Deferred revenue adjustment	-	(0.1)	-	(0.3)
Other items	(1.2)	(0.8)	(7.0)	(6.4)
Loss before taxes	$(57.7)	$(83.5)	$(691.2)	$(55.0)